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                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                      MICROS SYSTEMS, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)

Share and per share amounts shown for the three month and nine month periods ending March 31, 1998 have been retroactively restated to reflect a two-for-one stock split, effected in the form of a stock dividend, paid June 23, 1998:

                                                                                     Three months ended
                                                                                          March 31,
                                                                                     1999        1998
                                                                                   ----------  ---------
Weighted-average number of common shares                                             16,141        16,027
Dilutive effect of outstanding stock options                                            903           727
                                                                                        ---           ---
Weighted-average number of common and common equivalent shares
  outstanding                                                                        17,044        16,754
                                                                                     ======        ======
Net income                                                                           $7,688        $5,849
                                                                                     ======        ======
Basic net income per common share                                                     $0.48         $0.37
                                                                                      =====         =====
Diluted net income per common share                                                   $0.45         $0.35
                                                                                      =====         =====

                                                                                     Nine months ended
                                                                                         March 31,
                                                                                     1999       1998
                                                                                  ----------   --------
Weighted-average number of common shares                                             16,127       16,014
Dilutive effect of outstanding stock options                                            855          596
                                                                                        ---          ---
Weighted-average number of common and common equivalent shares
  outstanding                                                                        16,982       16,610
                                                                                     ======       ======
Net income                                                                          $17,409      $13,481
                                                                                    =======      =======
Basic net income per common share                                                     $1.08        $0.84
                                                                                      =====        =====
Diluted net income per common share                                                   $1.03        $0.81
                                                                                      =====        =====